SEPARATION AGREEMENT AND GENERAL RELEASE
AND
CONSULTING AGREEMENT

Brookdale Senior Living Inc., 330 North Wabash Avenue, Suite 1400, Chicago, IL 60611, (including affiliates and its successors, assigns, employees, officers, directors, representatives, shareholders and agents, collectively referred to as "Brookdale"), and Paul A. Froning ("Employee" or "Froning") have entered into this Separation Agreement and General Release (this "Agreement") on this 11th day of February, 2008 (collectively referred to as the "Parties"). In consideration of the mutual promises contained herein, the Parties agree as follows:

1.
Last Day of Employment.  Employee and Brookdale agree that Employee's employment with Brookdale has been terminated by Employee on February 11, 2008 (the "Termination Date").  Brookdale will reimburse Employee for all business expenses incurred on behalf of Brookdale through the Termination Date, in accordance with Brookdale's policies with respect to the reimbursement of expenses. Employee hereby confirms that, effective on the Termination Date, Employee no longer held any positions as an officer, director, manager, governor or employee of Brookdale (including its parents, subsidiaries and affiliates at any level), and Employee agrees to promptly execute such customary documents and take such customary actions as may be necessary or reasonably requested by Brookdale to effectuate or memorialize the termination of such positions, including, without limitation, resignations of any such positions.  Employee acknowledges that his last day of employment with Brookdale coincided with or preceded his signing of this Agreement.

2.
Consulting Services.  Immediately following the Termination Date until September 14, 2010, or such earlier date as either Froning or Brookdale shall terminate the consulting relationship being established hereunder (the applicable date being sometimes called the "Consulting Termination Date"), Froning agrees to make himself available to consult with Brookdale at reasonable times that do not interfere with Froning’s other commitments.  Brookdale and Froning anticipate that the level of bona fide services Froning will perform pursuant to this Agreement shall be no more than fifty percent (50%) of the average level of bona fide services performed during the thirty-six (36) months immediately preceding the Termination Date.  On reasonable request, Froning will cooperate in all reasonable respects with Brookdale and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Brookdale or any of its affiliates, to the extent Brookdale reasonably deems Froning’s cooperation necessary (taking into account Froning’s other commitments).  Froning shall be reimbursed for all reasonable out-of-pocket expenses he incurs (including, without limitation, reasonable attorney fees).  Froning's consulting services may include (by way of illustration, and not limitation) providing advice to Brookdale's management regarding potential acquisitions and investment opportunities.  Until Froning is no longer serving as a consultant hereunder (or until such earlier date as Froning may advise Brookdale that he no longer needs the office space and facilities), Brookdale shall provide Froning with Chicago office space, facilities and assistance from Brookdale personnel comparable to the space, facilities and assistance he had as an officer of Brookdale.  Brookdale agrees to cause the Administrator of the Brookdale Senior Living Inc. Omnibus Stock Incentive Plan, as Amended and Restated June 12, 2007 (the "Plan") to amend unilaterally his Award Agreement dated as of September 14, 2005 (the "2005 Agreement"), his Restricted Share Agreement dated as of March 13, 2006 (the "2006 Agreement"), and his Restricted Share Agreement dated as of March 7, 2007 (the "2007 Agreement", and, collectively with the 2005 Agreement and the 2006 Agreement, the "Restricted Share Agreements") so that (i) his termination of employment on February 11, 2008 shall not be treated as a termination of employment under the Restricted Share Agreements, (ii) for vesting purposes the period during which he renders consulting services hereunder shall be treated as a continued period of employment, and (iii) any termination of his post-employment consulting services shall be treated as a termination of employment under the Restricted Share Agreements.

3.
Independent Contractor Status as Consultant.  While Froning is providing consulting services to Brookdale pursuant to this Agreement (the "Consulting Period"), Froning shall at all times be an independent contractor with respect to Brookdale, and Brookdale shall not withhold or deduct from any amounts payable under this Agreement to Froning as a consultant any amount in respect of income taxes or other employment taxes of any other nature on behalf of Froning.  It is intended that the compensation paid hereunder to Froning as a consultant shall constitute revenues to Froning, that Froning shall be solely responsible for payment of any federal, state, local or other income, payroll and/or employment taxes.  Froning shall have full and complete control over the manner and method of rendering his consulting services hereunder.  However, the consulting services of Froning are subject to the approval of Brookdale and shall be subject to Brookdale's general right of supervision to secure the satisfactory performance thereof.  Froning shall not be entitled to the benefits provided by Brookdale to its employees, including any group insurance and coverage under any tax-qualified retirement plan.

4.
Confidentiality.  Froning acknowledges and agrees that all Trade Secrets (as defined herein) are confidential to and shall be and remain the sole and exclusive property of Brookdale.  Froning agrees that he shall (a) hold all Trade Secrets in strictest confidence; (b) not disclose, reproduce, distribute or otherwise disseminate such Trade Secrets, and shall protect such Trade Secrets from disclosure by others; and (c) make no use of such Trade Secrets without the prior written consent of Brookdale, except in connection with Froning’s relationship with Brookdale.  For the purposes of this Agreement, “Trade Secrets” shall mean any and all data and information relating to Brookdale which (i) derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.  Trade Secrets may include technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, sales or advertising information and plans, marketing information and plans, pricing information, the identity or lists of customers, prospective customers and suppliers.  Notwithstanding the foregoing, Trade Secrets shall not include data and information which were: (A) at the time of disclosure to Froning or became thereafter through no fault of Froning a part of the public domain by publication or otherwise; (B) developed or ascertained by or for Froning by independent means without the benefit of the Trade Secrets; or (C) received by Froning without restriction from a third party who was under no obligation of confidentiality to Brookdale with respect thereto.

Upon the Consulting Termination Date, or upon the earlier request of Brookdale, Froning shall deliver to Brookdale all property belonging to Brookdale, including without limitation all documents evidencing any physical embodiments of Trade Secrets then in his custody, control or possession.

Froning shall abide by all of Brookdale’s information system security policies and procedures provided to Froning by Brookdale during the Consulting Period.  In addition, during the Consulting Period, Froning shall abide by Brookdale’s Insider Trading Policy and any trading restrictions generally applicable to Brookdale’s officers and directors pursuant to the terms of that policy.

5.	Ownership. Title to all written material, reports, programs and any other material or work product originated and prepared for Brookdale under this Agreement shall belong exclusively to Brookdale.

6.
Employee General Release of Claims.  Employee for Employee, Employee's estate, Employee's heirs, family members, successors and assigns hereby voluntarily, knowingly and willfully forever releases and discharges Brookdale and its affiliates, successors, assigns, employees, officers, directors, representative, shareholder agents and all persons acting by, through, under or in concert with any of the foregoing in both their official and personal capacities (the "Releasees") from any and all claims, whether or not known, accrued, vested or ripe (hereinafter, "Claims"), that Employee has or may have against the Releasees arising from or in any way related to Employee's employment with Brookdale or any affiliate thereof up to and including the date of Employee's execution of this Agreement or the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of any or all federal, state and local laws and anti-discrimination laws or the following statutes and court-made legal principles:

o	Title VII of the Civil Rights Act of 1964, as amended;

o	The Civil Rights Act of 1991;

o	The Equal Pay Act;

o
Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its "qui tam" provisions;

o	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

o	The Employee Retirement Income Security Act of 1974, as amended;

o	The Immigration Reform and Control Act, as amended;

o	The Americans with Disabilities Act of 1990, as amended;

o	The Age Discrimination in Employment Act of 1967, as amended;

o	The Workers Adjustment and Retraining Notification Act, as amended;

o	The Occupational Safety and Health Act, as amended;

o	The Fair Labor Standards Act of 1938, as amended;

o	The Illinois Human Rights Act, as amended;

o	The Municipal Code of Chicago, as amended;

o	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

o
any claims arising out of or related to an express or implied employment contract (including, without limitation, Employee's employment offer letter dated May 19, 2005 (the "Offer Letter")) or a covenant of good faith and fair dealing;

o	any public policy, contract, tort, or common law; or

o	any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Employee may have: (i) under this Agreement; (ii) for indemnification under any written indemnification agreement by and between Employee and Brookdale and/or under applicable law or Brookdale's charter or bylaws; (iii) under any applicable insurance coverage(s) (including, without limitation, COBRA rights); (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans; or (v) any claim that cannot be waived or released by a private agreement (including any right to seek a determination of the validity of the waiver of Employee's rights under the federal Age Discrimination in Employment Act of 1967 ("ADEA")). Additionally, nothing in this Agreement shall be construed to prohibit Employee from filing any charge or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. Notwithstanding the foregoing, Employee waives his right to recover monetary damages relating to any such charge, complaint, or lawsuit filed by Employee or anyone on Employee's behalf.

7.	Brookdale Release. Brookdale for itself, its officers, directors, successors, affiliates, agents, employees and assigns, both in their individual and representative capacities,

hereby voluntarily, knowingly and willfully forever releases and discharges Employee, Employee's agents, attorneys, representatives, heirs and assigns from any and all claims, whether or not known, accrued, vested or ripe, that Brookdale has or may have against Employee arising from or in any way related to Employee's service with Brookdale up to and including the date of execution of this Agreement or the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of any federal, state or local law, regulation or ordinance; any claims arising out of or related to an express or implied employment contract (including, without limitation, the Offer Letter) or a covenant of good faith and fair dealing; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Brookdale may have (i) under the terms of this Agreement or (ii) as a result of any unlawful or fraudulent conduct by Employee.

8.
Affirmations.  Employee and Brookdale each affirm that neither has filed, caused to be filed, or presently is a party to any claim, complaint, or action against the other in any forum or form.  Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Employee disclaims and waives any right of reinstatement with Brookdale.

9.
Benefits and COBRA.  Effective as of the Termination Date, Employee will cease all Brookdale health benefit coverage and other benefit coverage. Employee acknowledges that Brookdale has advised Employee that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), Employee has a right to elect continued coverage under the Brookdale group health plan for a period of eighteen (18) months from the Termination Date.

10.
'34 Act Filing.  Brookdale will disclose the existence and terms and will file this Agreement with the Securities and Exchange Commission in satisfaction of its reporting obligations under the Securities Exchange Act of 1934, as amended. The Form 8-K to be filed to which this Agreement shall be attached as an exhibit and any press release issued in connection with Employee's departure from Brookdale shall first be furnished to Employee with an opportunity for Employee to comment, and Brookdale will attempt in good faith to provide Employee with an opportunity to review any changes or additions to any such disclosure in any other public filings or disclosure in advance.

11.
Continuing Obligations to Brookdale; Litigation Matters.  The Parties have certain rights and obligations under the provisions of Employee's Restricted Share Agreements.  Froning agrees that the restrictive covenant provisions therein relating to non-competition, non-solicitation of employees, clients and others, non-disparagement and confidentiality shall continue to apply for the longer of (i) the periods specified therein or (ii) the period ending one year after the date he is no longer serving Brookdale as a consultant; such provisions are unaffected by the execution of this Agreement and are incorporated by reference herein.  With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Employee in connection with his employment by Brookdale, Brookdale will honor, and proceed in accordance with, its Bylaws.

12.
Notices.  All notices, demands, consents or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the sender) and if either (a) actually delivered in fully legible form to such address or (b) in the case of a letter, five (5) days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified:

To Employer:	Brookdale Senior Living Inc.
111 Westwood Place, Suite 200
Brentwood, TN 37027
Attention: General Counsel

With a copy to:

Skadden Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY, 10036-6522
Fax: (212) 735-2000
Attention: Joseph A. Coco, Esq.

To Employee:	Paul A. Froning
At address currently on Brookdale's records

With a copy to:

13.
Governing Law and Interpretation.  This Agreement shall be governed and controlled by and in accordance with the laws of the State of Delaware without regard to its conflict of laws provision. In the event Employee or Brookdale breaches any provision of this Agreement, Employee and Brookdale affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Venue for any action brought to enforce the terms of this Agreement or for breach thereof shall lie in any court of competent jurisdiction in Chicago, Illinois. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The Parties affirm that this Agreement is the product of negotiation and agree that it shall not be construed against either Party on the basis of sole authorship.

14.
Nonadmission of Wrongdoing.  The Parties agree that neither this Agreement nor the furnishing of the consideration for same shall be deemed or construed at anytime for any purpose as an admission by either Party of any liability, wrongdoing or unlawful conduct of any kind.

15.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

16.
Entire Agreement.  This Agreement sets forth the entire agreement between the Parties hereto and fully supersedes any prior agreements or understandings between the Parties (including the Offer Letter), except as certain provisions of other prior agreements are specifically incorporated by reference herein. Each Party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other Party's decision to enter into this Agreement, except for those set forth in this Agreement.

17.
Payments and Withholding.  The Parties agree that, if Employee's death precedes the time of certain payments being made hereunder, such payments shall be made to Employee’s estate.  All payments hereunder to Employee as an employee (but not as a consultant) shall be subject to Brookdale's normal practices in complying with applicable withholding requirements, unless Employee provides evidence satisfactory to Brookdale that all applicable requirements can be complied with in a different manner, for example, by Employee's direct payments to the taxing authorities.

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IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement on the date first written above:

BROOKDALE SENIOR LIVING INC.

By:	/s/ W.E. Sheriff
Name:	W.E. Sheriff
Title:	Chief Executive Officer

EMPLOYEE

By:	/s/ Paul A. Froning
Paul A. Froning